Filed pursuant to Rule 424(b)(7)
SEC File No. 333-139827
PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated January 5, 2007)
1,013,525 Shares
BioMed Realty Trust, Inc.
Common Stock
Issuable upon Exchange of BioMed Realty, L.P. 4.50% Exchangeable Senior Notes due 2026

     This prospectus supplement no. 2 supplements and amends the prospectus dated January 5, 2007, relating to the resale from time to time by certain selling stockholders of shares of our common stock that may be issued upon the exchange or redemption of BioMed Realty, L.P.’s 4.50% Exchangeable Senior Notes due 2026.
     You should read this prospectus supplement no. 2 in conjunction with the prospectus. This prospectus supplement no. 2 is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement no. 2 is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement no. 2 supersedes information contained in the prospectus.
     Selling stockholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus and any accompanying prospectus supplement any or all of the shares of our common stock which we may issue upon the exchange or redemption of the notes.
     The following table sets forth information, as of May 15, 2007, with respect to the selling stockholders and the number of shares of our common stock that would become beneficially owned by each stockholder should we issue our common stock to such selling stockholder that may be offered pursuant to this prospectus upon the exchange or redemption of the notes. The information is based on information provided by or on behalf of the selling stockholders. The selling stockholders may offer all, some or none of the shares of our common stock which we may issue upon the exchange or redemption of the notes. Because the selling stockholders may offer all or some portion of such shares of our common stock, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of any of these sales. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or shares of our common stock since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.
     The number of shares of our common stock issuable upon the exchange or redemption of the notes shown in the table below assumes exchange of the full amount of notes held by each selling stockholder at the maximum exchange rate of 31.7561 shares of our common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share. This exchange rate is subject to adjustment in certain events. Accordingly, the number of shares of our common stock issued upon the exchange or redemption of the notes may increase or decrease from time to time. The number of shares of our common stock owned by the other selling stockholders or any future transferee from any such holder assumes that they do not beneficially own any shares of common stock other than the common stock that we may issue to them upon the exchange or redemption of the notes.
     Based upon information provided by the selling stockholders, none of the selling stockholders identified below nor any of their affiliates, officers, directors or principal equity holders has held any positions or office or has had any material relationship with us within the past three years, with the exception of (i) Royal Bank of Canada, the parent of RBC Capital Markets Corporation, which acted as an initial purchaser in the original issuance of the notes on September 25, 2006 and which is also a lender under our credit facilities and has performed investment banking, commercial banking and advisory services for us and our affiliates in the ordinary course of business, including in connection with our follow-on common stock offerings in June 2005, May 2006 and August 2006 and our preferred stock offering in January 2007, and (ii) Credit Suisse Securities LLC (USA), which acted as a co-representative and an initial purchaser in the original issuance of the notes on September 25, 2006.

     To the extent any of the selling stockholders identified below are broker-dealers, they may be deemed to be, under interpretations of the staff of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act.

	Number of
	Shares	Percentage of		Number of	Percentage of
	Beneficially	Shares		Shares	Shares
	Owned	Beneficially	Number of	Beneficially	Beneficially
	Prior to the	Owned Prior to	Shares Offered	Owned After	Owned After the
Name	Offering	the Offering(1)	Hereby	the Offering(2)	Offering(1)(2)
Credit Suisse Securities LLC (USA)(3)	95,268	*	95,268	—	*
KBC Financial Products USA Inc.(4)	166,719	*	166,719	—	*
J.P. Morgan Securities Inc.(5)	21,149	*	21,149	—	*
RCG Latitude Master Fund, Ltd.(6)	106,351	*	106,351	—	*
RCG PB LTD.(7)	40,489	*	40,489	—	*
Royal Bank of Canada(8)	254,048	*	254,048	—	*
S.A.C. Arbitrage Fund, LLC(9)	317,561	*	317,561	—	*
Xavex Convertible Arbitrage 5(10)	11,940	*	11,940	—	*
Total	1,013,525	1.5%	1,013,525	—	*

*	Less than 1%.

(1)	Based on a total of 65,453,439 shares of our common stock outstanding as of May 15, 2007.

(2)	Assumes the selling stockholder sells all of its shares of our common stock offered pursuant to this prospectus.

(3)	Credit Suisse Securities LLC (USA) is a subsidiary of Credit Suisse Group, a publicly held entity.

(4)	KBC Financial Products USA Inc. is a direct wholly owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly owned subsidiary of KBC Bank N.V., which in turn is a direct wholly owned subsidiary of KBC Group N.V., a publicly held entity.

(5)	J.P. Morgan Securities Inc. is a subsidiary of JPMorgan Chase & Co., a publicly held entity.

(6)	Ramius Capital Group, L.L.C. is the investment advisor of RCG Latitude Master Fund, Ltd. and has voting control and investment discretion over the securities owned by RCG Latitude Master Fund, Ltd. Ramius Capital Group, L.L.C. disclaims beneficial ownership of the securities held by RCG Latitude Master Fund, Ltd. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., which is the sole managing member of Ramius Capital Group, L.L.C. Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any securities deemed to be beneficially owned by Ramius Capital Group, L.L.C. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.

(7)	Ramius Capital Group, L.L.C. is the investment advisor of RCG PB LTD. and has voting control and investment discretion over the securities owned by RCG PB LTD. Ramius Capital Group, L.L.C. disclaims beneficial ownership of the securities held by RCG PB LTD. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., which is the sole managing member of Ramius Capital Group, L.L.C. Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any securities deemed to be beneficially owned by Ramius Capital Group, L.L.C. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.

(8)	RBC Capital Markets Corporation, a wholly owned subsidiary of Royal Bank of Canada, is a registered broker dealer. Royal Bank of Canada is a publicly held entity.

(9)	Each of S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC share all investment and voting power with respect to securities owned by S.A.C. Arbitrage Fund, LLC. Steven A. Cohen controls both S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC. Each of S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC and Mr. Cohen disclaim beneficial ownership of any securities owned by S.A.C. Arbitrage Fund, LLC.

(10)	Ramius Capital Group, L.L.C. is the investment advisor of Xavex Convertible Arbitrage 5 and has voting control and investment discretion over the securities owned by Xavex Convertible Arbitrage 5. Ramius Capital Group, L.L.C. disclaims beneficial ownership of the securities held by Xavex Convertible Arbitrage 5. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., which is the sole managing member of Ramius Capital Group, L.L.C. Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any securities deemed to be beneficially owned by Ramius Capital Group, L.L.C. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.
     You should consider the risks that we have described in “Risk Factors” beginning on page 2 of the prospectus and included in our periodic reports and other information that we file with the Securities and Exchange Commission before investing in our securities.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or this prospectus supplement no. 2. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement no. 2 is May 15, 2007.

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